Exhibit 16
Letter of Crowe Horwath LLP

March 7, 2012

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Farmers Capital Bank Corporation, dated March 7, 2012, and to be filed on March 7, 2012, as contained in the first, second, and third paragraphs of Item 4.01, and are in agreement with those statements.

/s/ Crowe Horwath LLP

Crowe Horwath LLP
Louisville, Kentucky

cc:	Mr. David O’Bryan Audit Committee Chairman Farmers Capital Bank Corporation